Exhibit 10.24

Loan Agreement

[Unofficial Translation]

This Loan Agreement (the “Agreement”) was executed on December 2, 2014, by and between Mr. Zhenyong Liu (the Lender, or “Party A”) and Hebei Baoding Orient Paper Milling Co., Ltd (the Company, or “Party B”), whereas Mr. Zhenyong Liu agree to transfer a loan of RMB60,000,000 yuan (RMB Sixty Million Yuan) to the Company to long term loan. Both parties further agree on the following terms:

1.	Amount and Terms of the Loan. Party A loaned RMB60,000,000 yuan (RMB Sixty Million Yuan) to Party B with a three year term.

2.	Usage of the Loan. The loan can only be used in the production and operation of the Company, such as purchasing raw material and equipment. It cannot be used in any other respects of the Company.

3.	Repayment Date. Repayment date will be three years starting from the receipt of the loan. The loan carries an annual interest rate based on the People’s Bank of China. Interests shall be paid at the end of each year.

4.	Liabilities. During the performance of this Agreement, any event of default by either party, which results in an adverse effect to the other party, shall assume corresponding liabilities according to the Contract Law.

5.	Effectiveness. This Agreement is executed in two copies when the signatures or seals are made by both parties, one of which held by Party A, and the other held by Party B, are equally authentic. Any other matters not expressly stated herein, will be resolved through negotiation.

Party A: Mr. Zhenyong Liu

/s/ Zhenyong Liu

December 2, 2014

Party B: Hebei Baoding Orient Paper Milling Co., Ltd

Seal

December 2, 2014